Exhibit 99.1
Agreement
June 20, 2007

A. Nick VandenBrekel (NV) will purchase 100% of  Biometrics Investors LLC (BIL) for 100% of BIL out of pocket investment plus any and all accrued interest, plus any and all cost of transaction plus any and all expense BIL have or my have in any portion of BIL investment into Sequiam Corporation (Purchase Price).  NV will close no later than August 20th, 2007 (closing date).

B. If NV fails to fully fund the entire Purchase Price on or before the closing date or fails to fulfill (D) below, then NV will assign, transfer, give free and clear 100% of all his warrants (estimated at 5,000,000 shares) to BIL there will be no expectations that these warrants will be returned to NV or any parties associated with NV.   NV will also assign 50% of his current shares, estimated at 11,000,000 shares, to BIL.  These shares will be held in an escrow account with Ken Hartmann, escrow fees will be paid by NV, and the shares can be returned at Biometrics Investors LLC SOLE DESCRETION, once NV completes two years of services as defined below.

THERE IS NO AGREEMENT THAT THEY WILL BE RETURNED, NOR IS THERE ANY REPRESENTATION THAT THERE IS ANY OBLIGATION BY BIOMETRICS INVESTORS LLC TO RETURN OF THE SHARES TO NV.

C. If the full funding does not happen on the closing date or if NV does not fulfill (D) below NV will resign his current role and agree to serve at the discretion of the BIL in any capacity that BIL request, for a salary of $200,000 per year. If at BIL sole discretion NV does a job that we are totally pleased with and fulfill all of our requirements that we ask, and then at BIL only judgment will have the choice to release the escrowed shares (not the warrants) back to NV. If BIL decides not to give the shares to NV the then shares will be released to BIL and there will be no future obligations due to NV in any manner.

D. From the date of this agreement NV will provide the 100% of the needed working capital at, BIL sole discretion to the company till close. NV understands his lack of funding the company till closing will harm the company and BIL will seek any and all remedies.

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Nick VandenBrekel

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Roger Brown